EXHIBIT 10.g. Form of Performance Share Agreement entered into with Respect to the Special Equity Performance Plan

                                 JOSTENS, INC.
                           1992 STOCK INCENTIVE PLAN
                          PERFORMANCE SHARE AGREEMENT


     THIS AGREEMENT is entered into and effective as of this ____ day of _________, 1995 (the "Date of Grant"), by and between Jostens, Inc. (the "Company") ______________ and (the "Grantee").

     A. The Company has adopted the Jostens, Inc. 1992 Stock Incentive Plan (the "Plan") authorizing the Board of Directors of the Company, or a committee as provided for in the Plan (the Board or such a committee to be referred to as the "Committee"), to grant performance share awards to certain employees and non-employee consultants and independent contractors or agents of the Company and its Subsidiaries (as defined in the Plan).

     B. The Company desires to give the Grantee a proprietary interest in the Company and an added incentive to advance the interests of the Company by granting to the Grantee performance shares of common stock of the Company pursuant to the Plan.

     Accordingly, the parties agree as follows:


ARTICLE 1.  GRANT OF AWARD.
            ---------------

     The Company hereby grants to the Grantee as a matter of separate inducement and agreement in connection with the Grantee's services to the Company, and not in lieu of any salary or other compensation for services, a performance share award (the "Award") consisting of __________ shares (the "Award Shares") of the Company's common stock, par value $.33-1/3 per share (the "Common Stock"), according to the terms and subject to the restrictions and conditions hereinafter set forth and as set forth in the Plan. Upon the achievement of the performance criteria set forth in Section 2.1 below, the Award Shares shall be converted to Restricted Stock Awards. Reference to the Award Shares in this Agreement shall be deemed to include the Dividend Proceeds (as defined in Section 3.2 of this Agreement) with respect to Award Shares which have been converted to Restricted Stock Awards in accordance with Article 2 of this Agreement.


ARTICLE 2.  GRANT RESTRICTION.
            -----------------

     2.1. Restriction and Forfeiture. The Grantee's right to receive Restricted Stock Awards (each grant individually and all grants pursuant to this Section 2. collectively shall be referred to as an "RSA") shall be subject to the following:

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     (a)    (i) Grant.  Effective June 30, 1995, an RSA shall be granted based on the Company's fiscal year ending June 30, 1995 EBIT as reported (as defined in Schedule A attached hereto and made a part hereof) as indicated in the following table:

          EBIT                     Number of Award Shares
          ----                     ----------------------



     For EBIT amounts between the points listed above, the number of Award Shares which shall be converted to an RSA shall be determined pro rata between the corresponding Number of Award Shares listed above.

     (ii) Forfeiture. To the extent that the number of Award Shares which are converted to an RSA pursuant to Section 2.1 (a)(i) is less than ___________ such number of Award Shares that is less than ___________ shall be forfeited effective June 30, 1995. The Grantee's right to retain the restricted stock subject to the RSA granted pursuant to this Section 2.1(a) shall be subject to the Grantee remaining in the continuous employ or service of the Company or any Subsidiary through June 30, 1997 and other terms and conditions set forth in the agreement granting the RSA.

     (b) (i) Grant. Effective June 30, 1996, an RSA shall be granted based on the Company's fiscal year ending June 30, 1996 EBIT as reported (as defined in Schedule A attached hereto and made a part hereof) as indicated in the following table:

          EBIT                      Number of Award Shares
          ----                      ----------------------


     For EBIT amounts between the points listed above, the number of Award Shares which shall be converted to an RSA shall be determined pro rata between the corresponding Number of Award Shares listed above.

     (ii) Forfeiture. To the extent that the number of Award Shares which are converted to an RSA pursuant to Section 2.1 (b)(i) is less than __________ such number of Award Shares that is less than ___________ shall be forfeited effective June 30, 1996. The Grantee's right to retain the restricted stock subject to the RSA granted pursuant to this Section 2.1(b) shall be subject to the Grantee remaining in the continuous employ or service of the Company or any Subsidiary through June 30, 1998 and other terms and conditions set forth in the agreement granting the RSA.
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     (c)    (i) Grant.  Effective June 30, 1997, an RSA shall be granted based on the Company's fiscal year ending June 30, 1997 EBIT as reported (as defined in Schedule A attached hereto and made a part hereof) as indicated in the following table:

          EBIT                     Number of Award Shares
          ----                     ----------------------



     For EBIT amounts between the points listed above, the number of Award Shares which shall be converted to an RSA shall be determined pro rata between the corresponding Number of Award Shares listed above. In no event will the number of Award Shares which are converted to an RSA pursuant to this Section 2.1(c) exceed _________ less the number of Award Shares which previously have been converted to an RSA pursuant to Sections 2.1 (a)(i) or
     (b)(i) above (to the extent the number of such Award Shares converted to an RSA exceed _________). The Grantee's right to retain the restricted stock subject to the RSA granted pursuant to this Section 2.1(c) shall be subject to the Grantee remaining in the continuous employ or service of the Company or any Subsidiary through June 30, 1999 and other terms and conditions set forth in the agreement granting the RSA.

     (ii) Forfeiture. Any Award Shares which have not been forfeited pursuant to Sections 2.1(a)(ii) and (b)(ii) or converted to a RSA pursuant to Sections 2.1 (a)(i), (b)(i) or (c)(i) shall be forfeited effective June 30, 1997.

     2.2 Termination of Employment or Other Service. Except as otherwise provided in Section 2.3 below, in the event that the Grantee's employment or other service with the Company and all Subsidiaries is terminated for any reason, all rights of the Grantee under this Agreement shall immediately terminate without notice of any kind, and this Award shall be terminated and the Award Shares for which an RSA has not been granted shall be forfeited. The disposition of Award Shares for which an RSA has been granted shall be determined by the agreement granting such RSA.

     2.3    Change in Control.
            -----------------

            (a) For purposes of this Section 2.3, the term "Change in Control" shall have the meaning set forth in Section 13.1 of the Plan.

            (b) If any events constituting a Change in Control of the Company shall occur, then all restrictions applicable to Award Shares which have not been forfeited pursuant to Sections 2.1(a)(ii), (b)(ii) or (c)(ii) or converted to a RSA pursuant to Sections 2.1 (a)(i), (b)(i) or (c)(i) shall immediately lapse and terminate, whether or not the Grantee remains in the employ or service of the Company or any Subsidiary.

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            (c)    Notwithstanding anything in this Section 2.3 to the contrary, if, with respect to the Grantee, acceleration of the vesting of this Award (which acceleration could be deemed a "payment" within the meaning of Section 280G(b)(2) of the Code), together with any other payments which the Grantee has the right to receive from the Company or any corporation which is a member of an "affiliated group" (as defined in Section 1504(a) of the Code without regard to Section 1504(b) of the Code) of which the Company is a member, would constitute a "parachute payment" (as defined in Section 280G(b)(2) of the Code), the payments to the Grantee as set forth herein shall be reduced to the largest amount as will result in no portion of such payments being subject to the excise tax imposed by Section 4999 of the Code.


ARTICLE 3.  ISSUANCE OF AWARD SHARES.
            ------------------------

     3.1 No Privileges of a Shareholder; Transferability. The Grantee shall not be recorded on the books of the Company as the owner of any Award Shares until such time as an RSA has been granted pursuant to Section 2.1 above. At such time the Company shall issue one or more duly issued and executed stock certificates evidencing the same. Such stock certificates shall be held by the Company and delivered to the Grantee only as the service period restrictions contained in the RSA lapse. The Award Shares shall not be assignable or transferable by the Grantee, either voluntarily or involuntarily, and shall not be subjected to any lien, directly or indirectly, by operation of law or otherwise. Any attempt to transfer, assign or encumber the Award Shares other than in accordance with this Agreement and the Plan shall be null and void and shall void the Award.

     3.2 Dividends and Other Distributions. The Grantee shall have no right to receive dividends or distributions with respect to Award Shares, including stock dividends or dividends in kind, dividends or distributions paid in cash, the proceeds of any stock split or the proceeds resulting from any changes or exchanges described in Article 4 of this Agreement (all of which shall collectively be referred to as "Dividend Proceeds").


ARTICLE 4.  ADJUSTMENTS.
            -----------

In the event of any reorganization, merger, consolidation, recapitalization, liquidation, reclassification, stock dividend, stock split, combination of shares, rights offering or divestiture (including a spin-off) or any other change in the corporate structure or shares of the Company, the Committee (or, if the Company is not the surviving corporation in any such transaction, the board of directors of the surviving corporation), in order to prevent dilution or enlargement of the rights of the Grantee, shall make appropriate adjustment (which determination shall be conclusive) as to the number and kind of securities subject to this Award.
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ARTICLE 5.  LIMITATION OF LIABILITY.
            -----------------------

     Nothing in this Agreement shall be construed to (a) limit in any way the right of the Company to terminate the employment or service of the Grantee at any time, or (b) be evidence of any agreement or understanding, express or implied, that the Company will retain the Grantee in any particular position at any particular rate of compensation or for any particular period of time.


ARTICLE 6.  WITHHOLDING TAXES.
            -----------------

     The Company is entitled to (a) withhold and deduct from future wages of the Grantee all legally required amounts necessary to satisfy any federal, state or local withholding tax requirements attributable to the receipt of the Award, the receipt of dividends or distributions on Award Shares, or the lapse or termination of the service period restrictions applicable to an RSA granted pursuant to Section 2.1 above, or (b) require the Grantee to promptly remit the amount of such withholding to the Company. In the event that the Company is unable to withhold such amounts, for whatever reason, the Grantee hereby agrees to pay to the Company an amount equal to the amount the Company would otherwise be required to withhold under federal, state or local law.


ARTICLE 7.  SUBJECT TO PLAN.
            ---------------

     The Award and the Award Shares granted pursuant to this Agreement have been granted under, and are subject to the terms of, the Plan. Terms of the Plan are incorporated by reference herein in their entirety, and the Grantee, by execution hereof, acknowledges having received a copy of the Plan. The provisions of this Agreement shall be interpreted as to be consistent with the Plan, and any ambiguities herein shall be interpreted by reference to the Plan. In the event that any provision hereof is inconsistent with the terms of the Plan, the terms of the Plan shall prevail.

ARTICLE 8.  MISCELLANEOUS.
            -------------

     8.1 Binding Effect. This Agreement shall be binding upon the heirs, executors, administrators and successors of the parties hereto.

     8.2 Governing Law. This Agreement and all rights and obligations hereunder shall be construed in accordance with the Plan and governed by the laws of the State of Minnesota.
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     8.3    Entire Agreement.  This Agreement and the Plan set forth the entire agreement and understanding of the parties hereto with respect to the grant and exercise of this Award and the administration of the Plan and supersede all prior agreements, arrangements, plans and understandings relating to the grant and vesting of this Award and the administration of the Plan.

     8.4 Amendment and Waiver. Other than as provided in the Plan, this Agreement may be amended, waived, modified or canceled only by a written instrument executed by the parties hereto or, in the case of a waiver, by the party waiving compliance.


     The parties hereto have executed this Agreement effective the day and year first above written.


                              JOSTENS, INC.

                              By _______________________

                              Its Vice President and Treasurer
                                  ----------------------------


                              GRANTEE
[By execution hereof, the
Grantee acknowledges having
received a copy of the Plan.]
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                                  SCHEDULE A


The Company's Earnings Before Interest and Taxes ("EBIT") is defined as Net Income as publicly reported in the Consolidated Financial Statements for the applicable Fiscal Year, adjusted to eliminate the effects of the following items:

    Charges or credits for income taxes
    Charges or credits for net interest expense (income)
    Charges for discontinued operations
    Charges for cumulative effects of change in accounting principles
    Charges for extraordinary items
    Charges for any other extraordinary or unusual items separately identified and quantified in the MD&A section of the Annual Report of Form 10-K or in the footnotes to the Financial Statements

The Compensation Committee of the Company's Board of Directors may use "negative discretion" to reduce the effect of eliminating extraordinary charges in the EBIT calculation for which the Committee believes management should bear responsibility.